Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ensco Rowan plc:

We consent to the use of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

April 11, 2019